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                          EXHIBIT 10.2
[AK STEEL LOGO]           AK STEEL HOLDING CORPORATION
                          703 CURTIS STREET
                          MIDDLETOWN, OH 45043-0001

   Form of Amended Executive Officer Severance Agreement


                                    (Date)

(Addressee)

Dear (Addressee):

Reference is made to the agreement between us, dated
(the "Agreement"), setting forth the benefits to be provided to you in the event of the termination of your employment upon the circumstances therein specified. Upon your execution of a counterpart of this letter, the Agreement shall be deemed amended and, as so amended, is restated in its entirety to read as hereinafter set forth.

AK Steel Corporation ("AKS"), since its formation, has established itself as a strong competitor in the carbon flat rolled steel industry. Continuity of the management of AKS is a critical factor to the continued growth and success of AKS. The Board of Directors ("Board") of AK Steel Holding Corporation ("Holding"), of which AKS is a wholly-owned subsidiary, believes it is in the best interest of Holding and AKS to reinforce and encourage the continued attention and dedication of key members of management to their assigned duties.

In consideration of the mutual promises contained herein, it is hereby agreed that Holding shall cause AKS to provide and AKS shall provide to you, and you shall receive from AKS, the benefits set forth in this Agreement if your employment by AKS (including, for the purposes hereof, its subsidiaries and Affiliates, as hereinafter defined) is terminated during the term of this Agreement as provided herein.

1.  Purpose
    -------

    This Agreement establishes certain basic terms and conditions relating to your employment with AKS, and special arrangements relating to the termination of your employment with AKS for any reason other than: (i) your voluntary retirement; (ii) your becoming totally and permanently disabled under the AKS long-term disability plan or policy; or (iii) your death. This Agreement supersedes all prior agreements with AKS or any predecessor business, as well as all other AKS severance policies and practices, except to the extent incorporated or restated

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herein.  Notwithstanding the foregoing, neither the termination of your employment nor anything contained in this Agreement shall have any affect upon your rights under (i) any tax-qualified "pension benefit plan", as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (ERISA), (ii) any "welfare benefit plan" as defined in ERISA, including by way of illustration and not limitation, any medical, surgical or hospitalization benefit coverage or long-term disability benefit coverage, or (iii) any non-qualified deferred compensation arrangement, including by way of illustration and not limitation, any non-qualified pension plan or deferred compensation plan.

2.  Employment
    ----------

    During the term of this Agreement:

    (a) you will be employed by AKS (including for this purpose any direct or indirect subsidiary or Affiliate of AKS to which you may be transferred) in your present position or in a position that is at least comparable to your present position in compensation, responsibility and stature and for which you are suited by education and background;

    (b) you will continue to be eligible to participate in any employee benefit plan of AKS in accordance with its terms; and

    (c) you will be entitled to the same treatment under any generally applicable employment policy or practice as any other key member of management of AKS whose position in the AKS organization is at a level of responsibility comparable to yours.

    Those plans, policies and practices that generally apply to other key members of management of AKS will be referred to in this Agreement as your "Employment Benefits." Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other key members of management of AKS.

3.  Term of Agreement
    -----------------

    This Agreement shall be deemed effective as of June 1, 1996 (the "Effective Date") and shall continue in effect through the later of: (i) the fifth anniversary of the Effective Date or
(ii) the completion of full payment of all benefits promised hereunder. This Agreement shall be automatically renewed annually from and after the fifth anniversary of the Effective Date unless written notice of non-renewal is given by you or by AKS at least ninety (90) days prior to the expiration of the term, including any extension thereof.



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4.  Termination of Employment
    -------------------------

    Your employment may be terminated in accordance with any of the following paragraphs. The date upon which the termination of your employment becomes effective is hereinafter referred to as the "Date of Termination". The period between the date of notice of termination and the Date of Termination is referred to as the "Notice Period".

    (a)  Involuntary Termination Without Cause
         -------------------------------------

         AKS may terminate your employment without Cause (as defined in Section 4(b) below), but only upon written notice given to you by AKS not less than thirty (30) days prior to the Date of Termination. During the Notice Period, you shall continue to receive your full salary and Employment Benefits. From and after the Date of Termination, pursuant to this
Section 4 (a), you shall be entitled to those benefits provided under Section 5.

    (b)  Involuntary Termination for Cause
         ---------------------------------

         AKS may terminate your employment for Cause, but only upon written notice, specifying the facts or circumstances constituting such Cause, which notice may be given on or at any time prior to the Date of Termination. For the purposes of this Section 4(b), "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to AKS. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of AKS. From and after your Date of Termination, pursuant to this Section 4 (b), you shall only be entitled to those benefits provided under Section 8.

    (c)  Voluntary Termination Without Good Reason
         ------------------------------------------

          You may voluntarily terminate your employment without Good Reason (as defined in Section 4 (d) below), but only upon written notice given to AKS by you not less than thirty (30) days prior to the Date of Termination. During the Notice Period, you shall continue to receive your full salary and Employment Benefits, provided you satisfactorily perform your duties during the Notice Period (unless relieved of those duties by AKS). From and after the Date of Termination, pursuant to this Section 4 (c), you shall only be entitled to those benefits provided under Section 8.

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    (d)  Voluntary Termination for Good Reason
         -------------------------------------

         You may voluntarily terminate your employment for Good Reason (as herein defined), but only upon written notice, specifying the facts or circumstances constituting such Good Reason, given to AKS by you at least thirty (30) days prior to the Date of Termination and not more than sixty (60) days following the occurrence of the circumstances constituting such Good Reason. For the purposes of this Section 4(d), "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances (unless, in the case of clauses (i), (v), (vi),(vii) or (viii) below, such circumstances are fully corrected prior to the Date of Termination specified in the notice of termination):

         (i) the assignment to you of any duties inconsistent with your position within AKS or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment;

         (ii) a reduction by AKS in your annual base salary provided, however, that no such reduction shall reduce your benefits under Section 5 if you have given timely notice pursuant to this Section 4(d);

        (iii) a requirement by AKS that you be based anywhere other than the principal executive offices of AKS except for required travel on AKS business to an extent substantially consistent with your customary business travel obligations;

        (iv) the failure of AKS to pay to you any portion of your compensation within seven (7) days of the date such compensation is due;

        (v) the failure of AKS, at any time within 24 months following the occurrence of a Change In Control (as defined in Section 7(b) hereof), to continue in effect any compensation plan in which you participated immediately prior to such Change In Control, which plan is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of AKS to continue your participation in such compensation plan (or in such substitute or alternative plan) on a basis not materially less favorable to you, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than that existing immediately prior to such Change In Control;


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        (vi) any material reduction, except to the extent
permitted by Section 2 hereof, in your Employment Benefits;

       (vii) the failure of AKS to obtain a satisfactory agreement from any successor corporation to assume and agree to perform this Agreement, as contemplated in Section 15 hereof;

     (viii) any purported termination of your employment by AKS that is not effected in compliance with the provisions of
Section 4(a) or 4(b) hereof, as the case may be;

      (ix)  notice of non-renewal is given by AKS pursuant to
Section 3 of this Agreement.

     If you give notice of termination for Good Reason, then, during the Notice Period (which shall not exceed 60 days), you shall continue to receive your full base salary and Employment Benefits as in effect prior to the occurrence of the circumstances constituting such Good Reason, subject to the right of AKS to make changes to your Employment Benefits to the extent permitted by Section 2. From and after the Date of Termination, pursuant to this Section 4 (d), you shall be entitled to those benefits provided under Section 5.

5.  Special Severance Benefits
    --------------------------

    If your employment with AKS is involuntarily terminated by AKS without Cause in accordance with Section 4(a) or you voluntarily terminate your employment for Good Reason in accordance with Section 4(d), then you shall receive the following benefits:

    (a) Your base salary shall be continued in effect for a period (hereafter, the "Severance Pay Period") of (i) 36 months from the Date of Termination, if the notice of your termination is given within 24 months after the occurrence of a Change In Control (as defined in Section 7(b) below) or (ii) 24 months from your Date of Termination, if the notice of your termination is given at any time other than within 24 months after the occurrence of a Change In Control. The aggregate base salary payable in accordance with this Section 5(a) shall be paid to you in a single, undiscounted, lump sum payment within ten (10) days following the Date of Termination unless you have requested, in writing, at any time prior to your Date of Termination to receive payments of your base salary in regular monthly payments throughout the Severance Pay Period.




                                 5

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(b)(i)  Within ten (10) days following the Date of
Termination, you will receive a lump-sum payment equal in amount to the result obtained by application of the following formula: P = (x) times (y) times (z), where:

            P  =  the lump-sum payment;

           (x) =  twelve times your monthly base salary;

           (y) = the fraction obtained by dividing your annual incentive compensation which was paid or is payable to you for the immediately preceding calendar year by your actual base salary for such year; and

           (z) = 3.0 (if the notice of your termination is given within 24 months after the occurrence of a Change In Control, as defined in Section 7(b) hereof) or 2.0 (if the notice of your termination is given at any time other than within 24 months after the occurrence of a Change in Control).

       (ii) Within ten (10) days following the date that payment is made to active employees of AKS, you shall receive a pro-rata payment of the annual incentive payment you would have received for the year in which your Date of Termination occurs. Such payment shall be (1) pro-rated based upon your Date of Termination and (2) otherwise calculated as an employee in good standing at your level of participation in effect prior to the Date of Termination and assuming 100 percent completion of any individual performance factors.

    (c) Notwithstanding any provision to the contrary in the AK Steel Holding Corporation 1994 Stock Incentive Plan as amended or any other similar plan of AKS or Holding (each, a "Plan"), or under the terms of any grant, award agreement or form for exercising any right under the Plan, you shall have the right:

         (i) to exercise any stock option awarded to you under the Plan without regard to any waiting period required by the Plan or award agreement (but subject to a minimum six month holding period from the date of award and any restrictions imposed by law) from the first day of your Notice Period until the first to occur of the third anniversary of your Date of Termination or the date the award






                                 6


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expires by its terms; and

         (ii) to the absolute ownership of any shares of stock granted to you under the Plan, free of any restriction on your right to transfer or otherwise dispose of the shares (but subject to a minimum six month holding period from the date of grant and any restrictions imposed by law), regardless of whether entitlement to the shares is contingent or absolute by the terms of the grant; and the Board shall take such action within the Notice Period as is necessary or appropriate to eliminate any restriction on your ownership of, or your right to sell or assign, any such shares; and further provided that if the Board should fail or refuse to take such action, AKS shall pay you, in exchange for such shares, no later than ten
(10) days after the Date of Termination, an amount in cash equal to the greatest aggregate market value of the shares during the Notice Period.

     You agree, for a period of six (6) months after your Termination Date, to continue to comply with all AKS and Holding policies and directives related to trading in Holding stock which were in effect prior to your notice of termination. If your compliance with such policies and directives precludes you from exercising any stock options or selling any shares of stock described in paragraphs (i) and (ii) above for a period of more than sixty (60) days from the first day of your Notice Period, then AKS will pay you in cash the difference (if less) between the average share price during the Notice Period and the actual share price received by you at the time of sale provided you have completed such sale within sixty (60) days from your first opportunity to do so.

    (d) During the Severance Pay Period your Employment Benefits shall be continued, subject to the right of AKS to make any changes to your Employment Benefits permitted in accordance with Section 2; provided, however, that you shall not:

         (i) accumulate vacation pay for periods after the Date of Termination;

        (ii) first qualify for sickness and accident plan benefits by reason of an accident occurring or a sickness first manifesting itself after the Date of Termination;

      (iii) be eligible to continue to make contributions to any Internal Revenue Code Section 401(k) plan maintained by AKS or qualify for a share of any employer contribution made to any tax-qualified defined contribution plan; or


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   (iv)  be eligible to accumulate service for pension plan
purposes; and provided, further, that if, during the Severance Pay Period, you are (and for so long as you remain) employed by any other employer, the obligations of AKS to continue to provide you with life, disability and medical, hospital and other health insurance benefits shall be limited solely to those benefits necessary to assure that, together with the corresponding benefits provided to you by your new employer, you receive total benefits comparable to those to which you were entitled at the Date of Termination.

    (e) You shall qualify for full COBRA health benefit continuation coverage upon the expiration of the Severance Pay
Period.

    (f) You shall be entitled, at no cost to you, to full executive outplacement assistance with an agency selected by AKS.

    (g) You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Section 5 be reduced by any compensation or benefits earned by you as the result of employment by another employer (except as expressly provided in Section 5(d) above) or by retirement benefits, or be offset against any amount claimed to be owed by you to AKS or any of its Affiliates or successors.

    (h) For purposes of calculating any amount due under this Agreement the effect of any deferral of income shall be disregarded and all sums due shall be calculated as if no such deferral had been made.

6.  Certain Tax Matters
    --------------------

    (a)  If any of the payments provided to you pursuant to
Section 5 hereof (the "Contract Payments") or any other portion of the Total Payments (as defined below) becomes subject at any time to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), AKS shall pay to you at the time specified in section 6(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on any Contract Payments and/or other Total Payments, any federal and state and local income tax and Excise Tax upon the payment(s) provided for by this paragraph, and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the present value of the Contract Payments and such other Total Payments. For purposes of determining whether any of the foregoing payments will be subject to the Excise Tax


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and the amount of such Excise Tax, (1) any other payments or benefits received or to be received by you in connection with a Change In Control or the termination of your employment (whether such payments are Contract Payments or are payable pursuant to the terms of any other plan, arrangement or agreement with AKS, Holding or any of their respective Affiliates or successors, any person whose actions result in a Change In Control or any corporation which, as a result of the completion of the transactions causing a Change In Control, will become affiliated with AKS or Holding within the meaning of section 1504 of the Code (such other payments, together with the Contract Payments, the "Total Payments")) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel selected by AKS' independent auditors and acceptable to you ("Tax Counsel"), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments are otherwise not subject to the Excise Tax, (2) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of sections 280G(b)(1) (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by AKS' independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment(s), you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment(s) is (are) to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment(s) is (are) to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to AKS at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a federal and state and local income tax deduction), plus interest on the amount of such repayment at the applicable federal rate (as defined in section 1274(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into
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account hereunder (including by reason of




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any payment the existence or amount of which cannot be
determined at the time of the Gross-up Payment), AKS shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

    (b) The Gross-up Payment(s) provided for in section 6(a) above shall be made not later than the tenth day following the Date of Termination or, with respect to any portion of the Excise Tax not determined on or before such date to be due, upon the imposition of such portion of the Excise Tax; provided, however, that if the amounts of such payments cannot be finally determined on or before such date, AKS shall pay to you on such day an estimate, as determined in good faith by AKS, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently finally determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the tenth day after demand by the Corporation (together with interest at the rate provided in section 1274(B)(2)(B) of the
Code).

    (c) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, you shall be entitled, by written notice to AKS, to request an opinion of Tax Counsel regarding the application of such change to any of the fore-going, and AKS shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Tax Counsel incurred in connection with this Agreement shall be borne by AKS.

7.  Definitions
    -----------

    For purposes of this Agreement the following terms shall have the following meanings:

    (a)  "Affiliate" of any specified person means (a) any
         -----------
other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director of officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies




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of such person whether by contract or otherwise and the terms "controlling"
and "controlled" have meanings correlative to the foregoing.

    (b)  "Change In Control" means the occurrence of any of the
        ------------------
following events:

         (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Equity Interests of Holding; provided, however, that a Person shall not be deemed
         -------- --------
the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange;

         (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board, or whose nomination for election by the shareholders of Holding, as the case may be, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election of nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

       (iii) Holding fails to own 100% of the outstanding stock of AKS; provided, however, that it shall not be deemed a Change
       --------- -------
in Control if Holding merges into AKS except that, in such case, AK Steel shall be substituted for Holding for purposes of this definition of "Change in Control" and this clause (iii) shall not longer be applicable.

    (c)  "Voting Equity Interests" of a corporation means all
         ------------------------
classes of stock then outstanding and normally entitled to vote in the election of directors or other governing body of such corporation.

8.   Benefits Upon Voluntary Termination or Termination for
     Cause
    ------------------------------------------------------

    Upon your Date of Termination for Cause in accordance with
Section 4(b) or your Date of Termination without Good Reason in accordance with Section 4(c), all


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benefits under this Agreement will be void, but, you
nevertheless shall be eligible for any benefits provided in accordance with the plans and practices of AKS which are applicable to employees generally.

9.  Arbitration
    ------------

    Any dispute under this Agreement (except for disputes arising under Sections 10 and 12 below) shall be submitted to binding arbitration subject to the rules of the American Arbitration Association. Except as hereinafter provided, AKS and you shall each bear your own attorney's fees and shall share equally the cost of arbitration. However, if you prevail in a challenge by you to AKS's assertion of the existence of Cause for termination or in a challenge by AKS to your assertion of the existence of Good Reason for termination, you shall be reimbursed by AKS for all reasonable costs or expenses incurred by you in such challenge, including reasonable attorney's fees.

10.  Confidentiality
     ---------------

      You will not disclose to any person or use for the bene-fit of yourself or any other person any confidential or proprietary information of AKS without the prior written consent of an elected officer of AKS. Upon your termination of employment, you will return to AKS all written or electronically stored memoranda, notes, plans, records, reports or other documents of any kind or description (including all copies in any form whatsoever) relating to the business of AKS.

11.  Conflicts of Interest
     ---------------------

     You agree for so long as you are employed by AKS to avoid dealings and situations which would create the potential for a conflict of interest with AKS. In this regard, you agree to comply with the AKS policy regarding conflicts of interest.

12.  Covenant Not to Compete
     -----------------------

     During the term of this Agreement, and for a period of one year following your Date of Termination for any reason other than for Cause pursuant to Section 4 (b) you agree not to be employed by, or serve as director of or consultant or advisor to, any business engaged directly or indirectly in the melting, hot rolling, cold rolling, or coating of carbon or stainless, flat rolled steel, or that is reasonably likely to engage in such business during the one-year period following your termination of employment.



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

13.  Notice
     ------

     Notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at its or his address first above written. Notices to AKS shall be marked for the attention of the Chief Executive Officer of AKS.

14.  Modification; Waiver
     --------------------

     No provision of this Agreement may be waived, modified or discharged except pursuant to a written instrument signed by you and the Chairman of the Board or the Chief Executive
Officer of AKS.

15.  Successors; Binding Agreement
     -----------------------------

    (a) AKS and Holding will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of AKS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that AKS would be required to perform it if no such succession had taken place. Failure of AKS or Holding to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

    (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there is no such devisee, legatee or designee, to your estate.

16.  Validity; Counterparts
     ----------------------

    This Agreement shall be governed by and construed under the law of the State of Delaware. The validity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This
Agreement may

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

be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                        Sincerely,

                        AK STEEL HOLDING CORPORATION

                        By:
                           ------------------------



                        AK STEEL CORPORATION

                        By:
                           -----------------------


Accepted and agreed to this    day
       , 1996.

- --------------------------
(Name of Employee)

- --------------------------
(Signature)


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